Exhibit 10.38

POLYCOM
MASTER SUBCONTRACTING AGREEMENT
with
GLOWPOINT

THIS MASTER SUBCONTRACTING AGREEMENT (“Agreement”) is made as of the 26th day of November, 2007 (the “Effective Date”), by and between Polycom, Inc., a Delaware corporation (“Polycom”), and Glowpoint, Inc, a Delaware corporation (“Glowpoint”).  Polycom and Glowpoint are referred to herein as the “Parties” and each individually as a “Party.”  The Parties hereto agree as follows:

1. Definitions.  Unless the context otherwise requires the following terms shall have the following meanings:

(a) “Affiliate” of a Party means an entity that controls, is controlled by, or is under common control with such Party.  For these purposes “control” means ownership, direct or indirect, of more than 50% of the voting stock or other voting securities or interests. Such entity shall be deemed to be an Affiliate only so long as such control exists.

(b)  “Channel Partner” means a reseller or distributor of Polycom equipment.

(c) “Confidential Information” means any information disclosed by either Party to the other which is either marked or otherwise designated as “Confidential” or “Proprietary” or which is by its nature is clearly confidential (such as source code or technical information), any Work Product hereunder and any Customer-identifying, product or technical information.  Confidential Information shall not include any information that (i) is or becomes part of the public domain or publicly available through no act or omission of the receiving Party and through no breach of this Agreement, (ii) is known to the receiving Party at the time of disclosure without an obligation to keep it confidential, as evidenced by documentation in the receiving Party’s possession at the time of such disclosure, (iii) becomes rightfully known to the receiving Party from another source without restriction on disclosure or use, or (iv) where Glowpoint is the receiving Party, Glowpoint can show is not Work Product and is independently developed by Glowpoint without the use of or any reference to Confidential Information of Polycom or Customer and is not covered by any other agreement with Polycom or any Affiliate of Polycom.

(d) “Customer” means a customer of Polycom, which could include an Affiliate of Polycom.

(e) “Deliverables” means the specific materials, software, programs or other deliverables, that are provided by Glowpoint to Polycom or a Customer as a result of performing the VNOC Services.

(f) “Intellectual Property Rights” means all patent rights, copyrights, moral rights, rights of priority, trade secret rights, mask work rights, topography rights, design rights, trade dress rights and any similar rights which may exist anywhere in the world, whether registered or unregistered, and all applications and registrations with respect to any of the foregoing, but excluding trademarks, trade names, service marks, logos and other corporate identifiers.

(g) “Limited VNOC Services” means the following services for Polycom telepresence rooms:

•	Pro-active monitoring of telepresence room components;
•	On demand 7x24x365 - help desk support for telepresence room components;
•	Unlimited room scheduling and resource management;
•	Unlimited call launching and multi-point conferencing management and support;

•	Monthly reporting for room performance and usage; and
•	Detailed quarterly stewardship reporting for room performance, usage, and user experiences.

(h)  “Statement of Work” or “SOW” means a written description of the services and deliverables to be provided by Glowpoint under this Agreement from time to time for customized VNOC Services.  Each project shall be reflected in a separate Statement of Work effective upon delivery to Glowpoint by Polycom, provided that such Statement of Work conforms with the requirements of Section 2.2 below.

(i) “VNOC Services” means the video network operations center services to be provided by Glowpoint pursuant to this Agreement and as specifically described in Exhibit A attached hereto.

(j) “Work Product” means (i) the Deliverables that are unique to a particular Customer, and (ii) all inventions, discoveries, works of authorship, ideas, improvements and innovations of any kind that Glowpoint or its employees may make, conceive, develop or reduce to practice, alone or jointly with others, with respect to Deliverables that are unique to a particular Customer, and regardless of whether eligible for patent, copyright, trade secret or other legal protection.

2. VNOC Services and Duties of Glowpoint.

2.1. Subcontracting Relationship; Polycom as Prime Contractor.  Glowpoint agrees to provide to Polycom the VNOC Services from time to time as ordered by Polycom.  Customized VNOC Services shall be described in Statements of Work entered into by the Parties from time to time.  Glowpoint understands that the VNOC Services may be for Customers of Polycom, as part of the provision of services by Polycom to such Customers.  Glowpoint agrees that, as between Polycom and Glowpoint, Polycom shall be the primary (or prime) contractor to the Customer, and Glowpoint shall be a subcontractor to Polycom.  Glowpoint shall deal primarily with Polycom on matters relating to the VNOC Services, but may deal directly with the applicable Customer, where appropriate, regarding those matters that do not (i) impact the scope, schedule, costs or resources of the VNOC Services or (ii) relate to any Customer complaint relating to the VNOC Services.  Glowpoint shall not discuss or deal with any matter that may impact the scope, schedule, costs or resources of the VNOC Services or relate to any Customer complaint relating to the VNOC Services, without in each case having the presence and participation of the Project Manager of Polycom, and where appropriate, discussing such matters and complaints with such Polycom Project Manager prior to any meeting or discussion with the applicable Customer.  In addition, Glowpoint may deal directly with Customers with respect to the provisioning, providing and managing of services and products other than Limited VNOC Services; for example, but not by way of limitation, providing long-haul bandwidth and/or the local loop or tail circuit, also known as “last mile” telecommunications connectivity. Except as explicitly set forth above, Glowpoint will not deal directly with or solicit any Customer or Channel Partner without the prior written consent of Polycom, during the term of this Agreement and for twelve (12) months following the expiration or earlier termination thereof; provided, however, that the foregoing limitation shall not apply with respect to Customers or Channel Partners who have a contract directly or indirectly with Glowpoint or an Affiliate of Glowpoint with respect to products and services other than Limited VNOC Services; and provided, further, that if Polycom ceases to offer Limited VNOC Services (itself or through a third party) during such twelve (12) month period, then such restriction shall terminate as of the date that Polycom ceases such offering.

2.2. Orders and Statements of Work.

(a) Orders for VNOC Services. Glowpoint agrees to perform the VNOC Services specified in Polycom’s orders from time to time in accordance with Exhibit A other than the customized services referenced in Section 13 of Exhibit A.

(b) Statements of Work for Customized VNOC Services.  Glowpoint agrees to perform the customized VNOC Services described in Section 13 of Exhibit A specified in the applicable SOW.  Each SOW shall contain a description of the customized VNOC Services, and will also include a list of all Deliverables to be provided by Glowpoint, location of performance of the customized VNOC Services (if other than Glowpoint’s place of business), the applicable charges and payment terms, and acceptance criteria (if applicable). In addition, the SOW may include such additional information and terms as the Parties may agree upon.  Each SOW shall be consecutively numbered, and shall incorporate by reference this Agreement.

2.3. Performance.  Glowpoint shall perform the VNOC Services under the general direction of Polycom and in accordance with the provisions of this Agreement and the applicable SOW.  Glowpoint shall determine the manner and means in which the VNOC Services will be performed.  Glowpoint will perform the VNOC Services at Glowpoint’s location and with Glowpoint’s tools, licenses and equipment unless a different location is specified in the SOW.  When required to perform any VNOC Services at Polycom’s or a third party’s facilities, Glowpoint agrees to observe and comply with the applicable security procedures, rules, regulations, and policies of Polycom or such other entity, and to use all reasonable efforts to minimize any disruption to business operations of Polycom or such other entity.  Glowpoint agrees that all VNOC Services will be performed in a professional and competent manner and will conform to the best practices in the managed video communications industry.

2.4. Marketing and Sales Support.

(a) Marketing Support.  Glowpoint will provide the following reasonable marketing support for the VNOC Services at no charge:

(i) Provide slide presentation for Polycom sales team;
(ii) Provide high-quality samples of VNOC customer documents and reports;
(iii) Provide multiple customer references;
(iv) Provide commitment to provide reasonably extensive VNOC process and technology information as part of Polycom’s telepresence RFP knowledgebase;
(v) Provide two complete telepresence network topology options for customers:
• Fully hosted solution using VNOC network and
• Solution using customer owned MCU(s) and customer provided network.

(b) Provide additional marketing material that may be reasonably helpful in marketing and selling VNOC Services, as mutually determined by the Parties; and

(c) Host a VNOC site visit by a Customer, as required, on Glowpoint’s premises.

All marketing efforts related to Polycom telepresence systems will always feature the Polycom brand.

Glowpoint may use the Polycom name and logo on Glowpoint’s website and in its promotional literature and Polycom hereby consents to such use.

(d) Sales Support. Glowpoint will provide the following reasonable sales support for the VNOC Services at no charge:
(i) Provide executive support for qualified customer opportunities;
(ii) Provide network and security specialists available to support qualified customer opportunities;
(iii) Work with Polycom on scoping and pricing of non-standard VNOC Service solution design as needed for each qualified customer opportunity; and
(iv) Any special/specific sales support needs as they arise for a qualified customer in a qualified sales situation.

2.5. Billing.  Polycom will bill all Customers directly. Glowpoint will invoice Polycom as set forth in Section 4.1. Polycom shall be solely responsible for all amounts it cannot collect from a Customer, including, but not limited to, billing adjustments or credits it grants to a Customer, including adjustments for fraudulent charges, and Polycom’s inability to charge or collect for VNOC Services used by a Customer.  Polycom is solely responsible for Customer solicitation, creditworthiness, billing and collection.

2.6. Project Management.  Glowpoint shall designate in writing an employee as “Project Manager” to manage its activities under this Agreement and to act as its main interface with Polycom with respect to this Agreement.  Glowpoint shall coordinate all of its activities under this Agreement with Polycom's Project Manager.  Glowpoint shall further designate a technical lead for each SOW.

2.7. Glowpoint Personnel.

(a) Employees Only.  Glowpoint agrees to use only its employees to perform the VNOC Services.  Glowpoint may not subcontract or use contractors for any part of the VNOC Services without in each instance obtaining the prior written consent of Polycom, which may be withheld in Polycom’s sole discretion and conditioned as Polycom deems appropriate.  Polycom hereby consents, however, to Glowpoint subcontracting all field services (domestically and internationally) and all translation services.  All employees to be used by Glowpoint for any VNOC Services must have executed and in effect a valid “confidentiality and assignment of inventions agreement” with Glowpoint under which Glowpoint owns all works of authorship and all inventions of such employee created, conceived or reduced to practice in the course of employment with Glowpoint.

(b) Qualifications of Employees.  Glowpoint shall provide suitably qualified employees to carry out the VNOC Services.  Glowpoint's Project Manager must be mutually agreed upon. At Polycom’s request, Glowpoint shall provide to Polycom resumes of the employees proposed for, or performing, VNOC Services.  Polycom may reasonably request the replacement of any employee Polycom deems reasonably unsuitable (including the Project Manager), in which case Glowpoint shall replace such employee with a qualified replacement reasonably acceptable to Polycom.  If any Glowpoint employee performing under this Agreement becomes ill, takes vacation or is otherwise unable to perform the work, Glowpoint agrees to replace such employee with a qualified employee reasonably acceptable to Polycom within the next business day.

2.8. Background Investigation. Glowpoint represents and warrants that before any employee of Glowpoint performs any VNOC Services, Glowpoint will have caused an investigation of the background of such employee to have been completed in accordance with the Fair Credit Reporting Act. Glowpoint further represents and warrants that such background investigation will not have disclosed any information that would cause a reasonable company in the position of Polycom to reject such individual. Glowpoint further represents and warrants that such employee is not an individual who has not been convicted of any felony (including, but not limited to, any felony involving violent crimes against the person, embezzlement, fraud, theft, drug violations or motor vehicle violations) or any misdemeanor involving violent behavior, embezzlement, fraud, theft or untruthfulness.  If any background investigation discloses information which puts Glowpoint on notice that any employee has any conviction as indicated above, such information shall be disclosed to Polycom in writing prior to such employee performing any VNOC Services for Polycom.  Further, if at any time subsequent to a Glowpoint employee commencing performance of VNOC Services for Polycom, Glowpoint becomes privy to information which puts Glowpoint on notice that such employee has been convicted of any of the aforementioned crimes, Glowpoint shall either immediately disclose such information to Polycom in writing or remove such person from performing VNOC Services.  Glowpoint shall be solely responsible for all costs and expenses associated with background investigations of its employees.  Upon reasonable advance notice and during normal business hours, Polycom shall have the right to audit and inspect Glowpoint’s records as they relate to any background investigations performed with respect to its employees performing, or designated to perform, any VNOC Services.

2.9. Materials.  Polycom or a Customer may wish to provide to Glowpoint, free of charge, access to and use of software in object code form, documentation, equipment, tools, materials and the like (“Materials”) for use in a specific project.  Glowpoint agrees to execute any reasonably acceptable license or other agreement(s) or document(s) reasonably required by the Party providing such Materials.  Glowpoint shall be responsible for any fees imposed by third parties in connection with such licensing or providing and shall carry the risk of loss or damage of such Materials while in Glowpoint’s possession or under its control.  All Materials are provided "AS IS" and without warranty of any kind, whether express, implied or statutory.

2.10. Compliance with Laws. Glowpoint agrees to comply with all applicable federal, state, and local laws and regulations with respect to its employees and the performance of the VNOC Services hereunder, including, without limitation, immigration, health and safety, workers’ compensation laws, and export control laws and regulations.

2.11. Additional Terms and Conditions.  The Parties agree that they will use good faith efforts during the ninety (90) day period immediately following the Effective Date (the “Negotiation Period”) to negotiate additional terms and conditions to govern their relationship with respect to the VNOC Services and related services.  The Parties presently anticipate that any such additional terms and conditions, if or when agreed upon, would apply retroactively to the Effective Date.  Such additional terms and conditions may include, subject to mutual agreement of the Parties, Service Level Agreements and global deployment.

3. Duties of Polycom.

3.1. Marketing and Sales.  Polycom will use its commercially reasonable efforts to market and sell the VNOC Services, to the extent it does with its other services of similar value, which shall include, but not be limited to:

(i) Notifying and training all Polycom sales personnel and Channel Partners with regard to the VNOC Services and other services available from Glowpoint;
(ii) Listing the VNOC Services in all Polycom marketing materials;

(iii) Providing executive support for qualified prospective customer opportunities; and
(iv) Providing any special/specific sales support needs as they arise for a qualified prospective customer in a qualified sales situation.

In connection with the foregoing, Polycom agrees to exercise reasonable judgment in requiring Glowpoint to travel for pre-sales support.

3.2. Training and Technical Assistance. Polycom shall use reasonable commercial efforts to provide the following to Glowpoint at no charge; provided that Glowpoint shall bear the travel and living expenses of its personnel in attending training and Glowpoint shall bear the transportation, shipping and insurance charges for products:
(a) relevant new product releases and associated support for lab testing for a 3 month period, so that Glowpoint can do early evaluation and be ready to deliver VNOC Services as the products are released; and
(b) electronic copies of documentation and configuration information, as reasonable; and
(c) periodic training and support, but no less frequently than at the time of each hardware or software upgrade or new product introduction, as relevant for VNOC Services.

3.3. Product and Maintenance Pricing; Equipment Trade-In.  In connection with Glowpoint’s purchase of Polycom hardware, software and maintenance plans for Glowpoint’s own use (i.e., not for resale), Polycom shall provide Glowpoint with the following discounts off of its published list prices:

(a) Products:

[REDACTED]

(b) Services

[REDACTED]

(c) Training (other than as set forth in Section 3.2 above):

[REDACTED]

3.4. Project Management.  Polycom shall designate in writing an employee as “Project Manager” to manage its activities under this Agreement and to act as its main interface with Glowpoint with respect to this Agreement.  Polycom shall coordinate all of its activities under this Agreement with Glowpoint’s Project Manager.

3.5. Polycom Personnel.  Polycom shall provide suitably qualified employees to carry out the sales and marketing of the VNOC Services.  Polycom’s Project Manager must be mutually agreed upon. At Glowpoint’s request, Polycom shall provide to Glowpoint resumes of the employees proposed for, or performing, the sales and marketing of the VNOC Services.  Glowpoint may reasonably request the replacement of any employee Glowpoint deems reasonably unsuitable (including the Project Manager), in which case Polycom shall replace such employee with a qualified replacement reasonably acceptable to Glowpoint.

3.6. Publicity.  Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other's Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any manner without the prior written consent of the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement:  (i) as required by any court or other governmental body provided that the disclosing Party notifies the other Party in advance of such disclosure and uses reasonable efforts to obtain a protective order preventing public disclosure of pricing; and (ii) in connection with the requirements of a public offering or securities filing, provided that the disclosing Party consults with the other Party regarding redacting sensitive terms, such as pricing.

3.7. Compliance with Laws. Polycom agrees to comply with all applicable federal, state, and local laws and regulations with respect to its employees and the performance of its obligations hereunder, including, without limitation, immigration, health and safety, workers’ compensation laws, and export control laws and regulations.

4. Relationship of the Parties.

4.1. Independent Contractors. The Parties are independent contractors under this Agreement and no other relationship is intended, including, but not limited to, a partnership, franchise, joint venture, agency, employer/employee, or master/servant relationship.  Neither Party shall act in a manner which expresses or implies a relationship other than that of independent contractor.  Neither Party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other.

4.2. Taxes.

(a)  Glowpoint acknowledges and agrees that it shall be exclusively Glowpoint’s obligation to report as income all compensation received from Polycom for the VNOC Services performed hereunder.  Glowpoint shall be solely responsible for filing any tax forms required by the appropriate taxing authority and the appropriate federal, state and local tax forms as applicable, including, without limitation, a Schedule C or a Form 1020, and paying all such taxes or fees, including estimated taxes and employment taxes, due with respect to Glowpoint’s receipt of payment under this Agreement or any SOW.  Glowpoint assumes full and sole responsibility to pay all compensation and expenses of its employees, and all applicable state and federal and/or foreign income taxes, unemployment insurance, Social Security, disability insurance and other applicable withholdings and payments.  Glowpoint shall not be entitled to any compensation for VNOC Services from Polycom except as set forth in this Agreement or the applicable SOW.  In no event shall any employee of Glowpoint be entitled to any fringe benefits, including, without limitation, any equity benefits, available to Polycom employees.  As neither Glowpoint nor any Glowpoint employee is an employee of Polycom, Polycom shall have no responsibility to pay or withhold from any payment to Glowpoint under this Agreement, any federal, state or local taxes or fees.  If required by law, Polycom will regularly report amounts paid to Glowpoint by filing Form 1099-MISC with the Internal Revenue Service.  Glowpoint agrees that Glowpoint will provide Polycom with copies of Glowpoint’s records upon reasonable request. Glowpoint further agrees to provide Polycom with reasonable assistance in the event of a government audit. Glowpoint agrees to indemnify and hold harmless Polycom from and against any liability or obligation of Polycom to pay any tax, including, without limitation, payroll, FICA, FUTA, social security withholding, unemployment, disability or workers’ compensation insurance, foreign tax withholding or similar item in connection with any payment made to Glowpoint hereunder.

(b) Glowpoint will be responsible for the calculation, reporting and any payment of fees required by the Federal Communications Commission including the Universal Service Fund (“USF”) fees relating to VNOC Services, which will be the liability of the end user customers. To the extent that such fees are collected by Polycom from its customers, Polycom will pay such amounts to Glowpoint without additions. At present, neither Polycom nor Glowpoint believe that the VNOC Services are subject to the USF charges imposed by the FCC.

(c)  Except as set forth in Section 4.2(b) above, Polycom shall be responsible for and shall pay all applicable federal, state and local taxes, fees, charges, surcharges or other similar exactions (hereinafter called “taxes”) imposed on or with respect to the VNOC Services, whether such taxes are imposed directly upon Polycom or upon Glowpoint, and include, but are not limited to, sales and use taxes, utility user’s fees, and Universal Service Fund (USF) fees or taxes.  For purposes of this Section 4.2(b), taxes do not include any taxes that are imposed on or measured by the net income of Glowpoint.  If Polycom is exempt from any such taxes for any reason, Glowpoint will exempt Polycom from such taxes once Polycom delivers a duly executed, signed and dated valid exemption certificate to Glowpoint’s finance department and Glowpoint’s finance department has approved such exemption certificate.  Such exemptions should be sent directly to: Glowpoint, 225 Long Avenue, Hillside, NJ  07205, ATTN:  Finance – Tax Department, with a copy to the address(es) set forth in the notice provision herein.  If for any reason a taxing jurisdiction determines that Polycom is not exempt from such taxes and assesses such taxes, Polycom agrees to pay Glowpoint such taxes, plus any applicable interest or penalties.  Polycom shall indemnify and hold Glowpoint harmless for any liability or claims related to such unpaid taxes pursuant to the provisions of Section 4.2(c) herein.

4.3. Non-Exclusive Relationship. This Agreement is non-exclusive.  Except as provided in Section 2.1 hereof, either Party may provide its products and services to, or team or subcontract with, third parties.

4.4. Non-Solicitation. During the term of this Agreement and for a period of six (6) months thereafter, neither Party shall, either directly or indirectly, solicit or recruit for employment (whether as an employee, independent contractor, consultant or otherwise), any employee of the other Party involved in the performance of VNOC Services hereunder.

4.5. Ownership of Work Product.  While the Parties do not expect there to be any Work Product generated pursuant to this Agreement, the Parties agree that ownership of Work Product shall be set forth in the Statement of Work and that the following general guidelines shall apply.

(a) With respect to Work Product to be owned by Polycom, Glowpoint hereby assigns to Polycom all right, title and interest, including all intellectual property rights, in and to such Work Product.

(b) With respect to Work Product to be owned by Glowpoint, Glowpoint hereby grants to Polycom and Polycom’s Customer, a worldwide non-exclusive, non-transferable license during the term of this Agreement to use such Work Product.  Polycom shall not, without the written consent of Glowpoint, (i) decompile, disassemble or otherwise reverse engineer such Glowpoint-owned Work Product or any portion thereof; or (ii) rent, lease, sublicense, sell, transfer or otherwise grant rights in or to the Glowpoint-owned Work Product (in whole or in part) to any third party in any form other than to a Customer. Polycom covenants and agrees to retain all proprietary marks, legends and patent and copyright notices that appear on or in connection with the Glowpoint-owned Work Product, documentation and Confidential Information delivered to Polycom by Glowpoint and all whole or partial copies made by Polycom thereof in accordance with this Agreement.  Glowpoint covenants and agrees to retain all proprietary marks, legends and patent and copyright notices that appear on or in connection with the Polycom-owned Work Product, documentation and Confidential Information delivered to Glowpoint by Polycom and all whole or partial copies made by Glowpoint thereof in accordance with this Agreement.

5. Charges and Payment.

5.1. Charges; Invoice; Payments.  As full consideration for the performance of the VNOC Services and the non-exclusive license to, or assignment of, the Work Product to Polycom as provided in this Agreement or a specific SOW, Polycom will pay Glowpoint the fees set forth in Exhibit B, incorporated herein, within thirty (30) days after Polycom’s receipt of an invoice from Glowpoint; provided, however, Polycom’s obligation to pay shall be limited to correct and undisputed charges listed on such invoice.  Polycom shall promptly advise Glowpoint in writing of all incorrect or disputed charges and the Parties shall cooperate in good faith to resolve such issues.  Prices set forth in Exhibit B are exclusive of applicable taxes. Taxes will be calculated based on the requirements of the federal, state and local guidelines and will be included and identified on the invoice detail for each Customer location. For VNOC Services to be performed on a time and materials basis, Glowpoint may invoice Polycom for VNOC Services actually performed and materials actually used during the applicable period.  Payment shall further be subject to the terms and conditions of the applicable SOW, if any.  Glowpoint will invoice Polycom on a monthly basis for all amounts and fees due hereunder, with a clear breakdown by Customer.  Polycom’s obligation to pay Glowpoint is not dependent on whether Polycom is paid by its Customer, unless payments are withheld to due to service related disputes caused by Glowpoint VNOC deficiencies.

5.2. Travel and Incidental Expenses; Materials Expenses.  In the event that Polycom requires Glowpoint to perform a service that is out of the scope of the VNOC Services, and provided that Glowpoint has obtained Polycom’s approval for travel in advance and provides accurate receipts to Polycom, Polycom shall reimburse Glowpoint for actual, reasonable travel and related out-of-pocket expenses incurred by Glowpoint in connection with such out-of-scope services that must be performed at Polycom’s or a third party’s facilities.  In the event that such out-of-scope services are to be performed on a time and materials basis, Polycom will pay for travel time of Glowpoint employees related to such out-of-scope services at fifty percent of the applicable hourly rate.  Except as set forth in the preceding sentence, Polycom will not pay for travel time.  If payment is on a time and materials basis, Polycom will further reimburse any materials expenses, approved in advance by Polycom, which are reasonably incurred by Glowpoint in the performance of such out-of-scope services under this Agreement, upon provision of accurate receipts therefor to Polycom.

5.3. Accounting Records.  Glowpoint shall maintain complete and accurate records in accordance with generally accepted accounting principles, consistently applied, and as may otherwise reasonably be requested by Polycom, to substantiate all charges under this Agreement for all VNOC Services to be performed on a time and materials basis.  For time and materials projects, Glowpoint shall provide time records and other substantiating information with each invoice.  Upon reasonable notice to Glowpoint, no more frequently than twice during the term of this Agreement or any renewal thereof, Polycom or an independent auditor appointed by Polycom shall have the right to review the applicable books and records of Glowpoint during normal business hours to determine accuracy of the time and materials charges billed in connection with this Agreement.  In the event that such audit reveals a discrepancy of five percent (5%) or more in the amounts billed by Glowpoint, Glowpoint shall reimburse Polycom for the reasonable costs of the review.  In addition any shortfall will be paid by Polycom and any overage refunded by Glowpoint.  Polycom shall treat all information to which Polycom is given access under this audit provision as confidential information of Glowpoint and Polycom shall use the same only for purposes of this Agreement and shall not disclose the same to unauthorized third parties, except only as needed to enforce Polycom’s rights.  In addition, Glowpoint shall not be obligated to grant any independent auditor access to any Glowpoint books, records or information until such auditor shall have executed an agreement with Glowpoint under which the auditor is obligated to retain such Glowpoint books, records or information in confidence and to use them only for the purposes of the audit; provided, however, that such auditor may report the results of such audit to Polycom.  Polycom’s audit rights hereunder shall survive termination or expiration of this Agreement for a period of one (1) year.

5.4. [REDACTED]

6. Warranties.

6.1. No Conflict and Other Warranties.

(a) Each Party represents and warrants to the other Party that (i) it has all requisite right, title and authority to enter into this Agreement, including, without limitation, any SOWs, and perform its obligations hereunder and (ii) the execution, delivery and performance of this Agreement will not conflict with any other agreement by which it is bound.

(b) Glowpoint represents and warrants to Polycom the following in connection with the performance of the VNOC Services under this Agreement: (i) neither it nor any of its employees is obligated under any other agreement or in any other way that would conflict with or adversely affect (A) it entering into this Agreement or any SOW or performing its duties hereunder and thereunder, or (B) the other Party’s rights under this Agreement or SOWs; (ii) it will discharge its obligations and responsibilities set forth in this Agreement in a timely, high quality, competent, professional, and workmanlike manner with due diligence and in full compliance with (A) the terms and conditions of this Agreement, (B) the highest standards of the industry, (C) all federal, state, and local laws, ordinances, regulations and orders, and (D) upon reasonable prior written notice, all reasonable rules and regulations of Polycom, Inc., the parent company of Polycom, provided that they apply to similarly situated vendors and are generally enforced uniformly; and (iii) its personnel assigned to perform its obligations under this Agreement will be competent and qualified, maintain a professional appearance and comply with the terms of this Agreement, and any applicable SOW, at all times while performing such obligations.  Any violation of this Section 6.1 will be a material breach of this Agreement.

6.2. Non-Infringement.  Glowpoint represents and warrants that to the best of its knowledge the Deliverables of Glowpoint will not infringe upon any rights, including, without limitation, any Intellectual Property Rights, of any third party.

6.3. Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL SERVICES (INCLUDING, WITHOUT LIMITATION, THE VNOC SERVICES) PROVIDED HEREUNDER ARE PROVIDED ON AN "AS IS" BASIS.  GLOWPOINT DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, GLOWPOINT DOES NOT WARRANT THAT THE SERVICES (INCLUDING, WITHOUT LIMITATION, THE VNOC SERVICES) WILL PERFORM IN A PARTICULAR MANNER OR WILL BE UNINTERRUPTED OR ERROR-FREE.  In addition to, but not in limitation of, the above disclaimer, neither Glowpoint nor its agents or suppliers shall have any liability under any provision of this Agreement with respect to any performance problem solely to the extent attributable to (i) any unauthorized or improper use or modification of the VNOC Services or (ii) any breach of this Agreement or the SLA by Polycom or a Customer.

7. Insurance.  Glowpoint shall be solely responsible for maintaining such adequate health, auto, workers' compensation, unemployment compensation, disability, liability and any other type of insurance, as is required by law or as is common practice in Glowpoint’s trade or business.   At least, Glowpoint shall obtain and maintain the insurance coverage set forth on Exhibit C for so long as Glowpoint provides VNOC Services hereunder, including any SOW.  Upon request, Glowpoint shall provide Polycom with certificates of insurance or evidence of coverage.

8. Indemnity.

8.1. Glowpoint shall indemnify, hold harmless, and at Polycom's request, defend Polycom, its officers, directors, agents, employees and Customers, against all claims, liabilities, damages, losses and expenses, including attorneys' fees and cost of suit arising out of or in any way connected with this Agreement or any SOW, including, without limitation, (i) Glowpoint failing to satisfy the Internal Revenue Service’s guidelines for an independent contractor, (ii) any claim based on the negligence, omissions or willful misconduct of Glowpoint or any of its employees in the performance of the VNOC Services hereunder, and (iii) any claim by a third party against Polycom alleging that any VNOC Services, any Deliverables, or any other products or processes provided or used under this Agreement (including a SOW), infringe any Intellectual Property Right of any third party, whether such are provided alone or in combination with other products, software or processes; provided that, the foregoing obligations in clause (iii) shall not apply solely to claims that would not have arisen but for Glowpoint following the designs, specifications or written instructions of Polycom or the Customer.  Glowpoint shall not settle any such suit or claim that requires Polycom to pay any money or admit any liability without Polycom's prior written approval. Should any VNOC Services or any Deliverables, or the use or sale thereof, become or in Glowpoint’s opinion be likely to become, the subject of any claim under (iii), Glowpoint shall have the right, at Glowpoint’s option and expense, to (1) procure for Polycom and Customer the right to continue using and exploiting the VNOC Services or Deliverables, or (2) replace or modify the VNOC Services or Deliverables so that it becomes non-infringing while rendering equivalent performance.  Glowpoint agrees to pay or reimburse all costs that may be incurred by Polycom in enforcing this indemnity, including attorneys' fees. In any case, Polycom and each Customer shall each have the right to participate in any litigation involving any of the above with counsel of its own choice and at its own expense, and such participation shall be without prejudice to Polycom’s and Customer’s rights under this indemnity.

8.2. Polycom shall indemnify, hold harmless, and at Glowpoint's request, defend Glowpoint, its officers, directors, agents, and employees, against all claims, liabilities, damages, losses and expenses, including attorneys' fees and cost of suit arising out of or in any way connected with Polycom’s breach of its obligations to its Customers, other than the obligation to provide VNOC Services which are to be provided by Glowpoint under this Agreement or any SOW.  Polycom shall not settle any such suit or claim that requires Glowpoint to pay any money or admit any liability without Glowpoint's prior written approval.  Polycom agrees to pay or reimburse all costs that may be incurred by Glowpoint in enforcing this indemnity, including attorneys' fees. In any case, Glowpoint shall have the right to participate in any litigation involving any of the above with counsel of its own choice and at its own expense, and such participation shall be without prejudice to Glowpoint’s rights under this indemnity.

9. Limitation Of Liability. EXCEPT FOR ANY LIABILITY OF EITHER PARTY FOR (I) ANY VIOLATION OF SECTION 10; (II) ANY OBLIGATION UNDER SECTIONS 4.2 or 8; (III) ANY LIABILITY RELATED TO BODILY INJURY OR DEATH; AND (IV) ANY DAMAGE TO TANGIBLE PROPERTY CAUSED BY SUCH PARTY’S NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY HEREUNDER EXCEED THE GREATER OF (A) THE TOTAL AMOUNT PAID TO GLOWPOINT UNDER THIS AGREEMENT OR (B) FIVE HUNDRED THOUSAND DOLLARS ($500,000).  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT, A SOW, ANY VNOC SERVICES OR DELIVERABLES, OR THE USE OR INABILITY TO USE ANY VNOC SERVICES OR DELIVERABLES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOST GOODWILL, WORK STOPPAGE OR IMPAIRMENT OR LOSS OF OTHER GOODS, SOFTWARE OR DATA, AND WHETHER ARISING OUT OF ANY BREACH OF WARRANTY, BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR IF SUCH DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

10. Confidential Information.

10.1. Confidentiality Obligation.  Each Party agrees that it will keep the Confidential Information of the disclosing Party and, where Glowpoint is the receiving Party, of Customers, in confidence and that it will not, without the express prior written consent of the disclosing Party, provide, disclose or otherwise make available any item of Confidential Information to any third party not authorized by the disclosing Party to receive the same.  Each Party agrees that it will only use the Confidential Information (a) for purposes of performing its obligations under this Agreement, or (b) for purposes of joint efforts by the Parties relating to new business opportunities for Glowpoint and/or Polycom and for no other purpose.  Each Party further agrees that it will provide, disclose or otherwise make available the Confidential Information of the other Party only to those of the receiving Party’s employees who need to know the same for purposes of performing their duties under this Agreement, and who have agreed either as a condition of employment or in order to obtain the Confidential Information to be bound by similar confidentiality obligations as those contained herein. Each Party agrees to protect the Confidential Information of the disclosing Party or Customer by using at least the same degree of care to prevent unauthorized disclosure or use thereof as it uses to protect its own valuable Confidential Information of like nature, but not less than reasonable care.  Each Party shall promptly notify the other Party when it learns of any unauthorized disclosure or any unauthorized use of any Confidential Information of the disclosing Party or, where Glowpoint is the receiving Party, of a Customer, and shall take all necessary steps to prevent further disclosure and minimize harm.  In the event that Glowpoint provides prior written notice to Polycom that information to be disclosed to a prospective customer, pursuant to joint efforts by the Parties relating to new business opportunities for Glowpoint and/or Polycom, is Confidential Information of Glowpoint, Polycom will use reasonable efforts to obtain a written obligation from such prospective customer with respect to protection of such Confidential Information.

10.2. Terms and Conditions of Agreement.  Except as otherwise expressly set forth in this Agreement (e.g., as set forth in Section 3.6), each Party agrees to keep the terms and conditions of this Agreement and each SOW in confidence, and not to disclose the same without the prior written consent of the other Party, except (i) as necessary to enforce its rights under this Agreement, and (ii) to its investors, financial and other professional advisors in confidence.  The existence of this Agreement is not confidential.

10.3. Exception.  The prohibitions on disclosure contained herein shall not apply to the extent certain Confidential Information is required to be disclosed by Glowpoint by any law, rule or regulation or by an order or judgment of any court or governmental body, provided that Glowpoint shall give prior notice to Polycom or Customer (as applicable) of such obligation to disclose, and reasonably assists to obtain confidential treatment or a protective order with respect to such Confidential Information.

10.4. Injunctive Relief.  Each Party acknowledges and agrees that unauthorized disclosure or use of any Confidential Information may cause irreparable harm to the disclosing Party for which such disclosing Party will not have an adequate remedy at law.  Therefore, in the event of such an actual or threatened unauthorized disclosure or use, the disclosing Party shall be entitled to injunctive relief or other equitable remedies, without the posting of any bond or other security, in addition to any and all other remedies available to it.

11. Term and Termination.

11.1. Term.  [REDACTED]

11.2. Termination.

(a) Customer.  [REDACTED]

(b) Individual SOW.  [REDACTED]

(c) Entire Agreement.  [REDACTED]

11.3. Effects of Termination.  Promptly, but in any case within twenty (20) business days following termination of the Agreement, each Party shall return to the other Party any Work Product, any Deliverables, any material containing any Confidential Information, and any Materials provided to it by the other Party or owned by the other Party pursuant to the terms and conditions of this Agreement.  Each Party shall then certify that it has done so and that no copies remain in its possession or under its control.

11.4. Remedies Cumulative.  Termination pursuant to Section 11 hereof shall be in addition to any and all other rights and remedies, if any, that either Party may have against the other and all such remedies shall be cumulative and may be exercised singularly or concurrently.

11.5. Survival.  The following provisions shall survive the termination of this Agreement for whatever reason (including expiration):  Sections 1, 2.1 (for the period set forth therein with respect to Glowpoint’s dealings with or solicitation of Customers), 4.2, 4.4, 4.5, 5.1 (to the extent unpaid), 5.2 (to the extent unpaid), 5.3, 6.3, 8, 9, 10, 11.3, 11.4, 11.5 and 12.

12. General.

12.1. Trademarks; Public Statements and Press Releases. Except as otherwise specifically provided in this Agreement (e.g., as set forth in Section 2.4(a)), this Agreement does not grant any right or license to a Party to use, display, or apply for any rights concerning the other Party's trademarks.  Except as may be required by law, neither Party shall issue any public statement or press release regarding this Agreement or any SOW without the prior written consent of the other Party.

12.2. Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, excluding its conflict of laws rules and principles, and excluding the application of the United Nation's Convention on Contracts for the International Sale of Goods.  With respect to patents, copyrights and trademarks, this Agreement shall be governed by and construed and enforced in accordance with United States law and international treaties.

12.3. Waiver or Delay.  No delay or failure by either Party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such Party's right thereafter to exercise or enforce each and every right and provision of this Agreement.  A waiver to be valid shall be in writing, but need not be supported by consideration.  No single waiver shall constitute a continuing or subsequent waiver.

12.4. Severability.  If any provision of this Agreement shall be held illegal, invalid or unenforceable, in whole or in part, such provision shall be modified to render it legal, valid and enforceable while to the fullest extent possible preserving the business and financial intent and impact of the original provision, and the legality, validity and enforceability of all other provisions of this Agreement shall not be affected thereby.

12.5. Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  Neither Party may assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party; notwithstanding the foregoing, any assignment or transfer by Polycom incident to a merger, sale or other business combination shall be permitted without Glowpoint’s consent.  Any attempted assignment in violation of this Agreement will be null and void.

12.6. Notice. Any notice or other communication hereunder shall be in writing and shall be deemed given and effective (i) when delivered personally, or by commercial express service, or (ii) three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to a Party as follows, or to such other address as such Party may designate by written notice to the other Party in accordance with the provisions of this Section.

If to Glowpoint:

Glowpoint, Inc.
225 Long Avenue
Hillside, NJ 07205
Telephone No.  866-456-9764 ext. 2053
Facsimile No.  973-860-0754

With a copy to:

General Counsel
Glowpoint, Inc.
225 Long Avenue
Hillside, NJ 07205
Telephone No.  866-456-9764 ext. 2087
Facsimile No. 973-556-1272

if to Polycom:

Polycom, Inc.
4750 Willow Road
Pleasanton, CA  94588
Attention: Chief Financial Officer, General Counsel
Telephone No. (925) 924-6000
Facsimile No.: (925) 924-5702

12.7. Jurisdiction. The Parties hereby agree that any dispute regarding the interpretation, validity or performance of, or otherwise arising out of, this Agreement, or relating to any VNOC Services or Deliverables shall be subject to the exclusive jurisdiction of the California state courts located in Santa Clara County and the U.S. District Court of the Northern District of California, and the Parties agree to submit to the personal and exclusive jurisdiction and venue of these courts; provided, however, that the foregoing shall not be deemed or construed to restrict, in any manner, a Party’s ability to submit patent matters to the U.S. International Trade Commission for resolution.

12.8. Export Compliance.  Glowpoint shall not export directly or indirectly any technical data, information or items acquired under this Agreement to any country for which the U. S. Government (or any agency thereof) requires an export license or other approval without first obtaining such license or approval.  Any obligations of Polycom to provide Materials, documentation, or any media in which any of the foregoing is contained shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration.  Glowpoint warrants that it will comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect from time to time.

12.9. Force Majeure. A Party is not liable for nonperformance of this Agreement to the extent that such nonperformance is caused by events or conditions beyond that Party's reasonable control, provided that such Party gives prompt notice of such nonperformance to the other Party and makes all reasonable efforts to perform.

12.10. Entire Agreement.  This Agreement (including SOWs) constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings of the Parties.  The terms and conditions of this Agreement (including SOWs) shall further supersede all pre-printed terms and conditions contained in any purchase order or other business form submitted hereafter by either Party to the other.  This Agreement may not be changed or amended except by a writing executed by the duly authorized representatives of both Parties.

12.11. Counterparts; Interpretation.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same document. In construing or interpreting this Agreement, the word "or" shall mean either or both, and the word "including" shall not be limiting.  The headings are for reference purposes only and shall not be considered in construing this Agreement.  This Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either Party and ambiguities shall not be interpreted against the drafting Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Polycom: By:	Glowpoint: By:

NAME (PRINT OR TYPE)	NAME (PRINT OR TYPE)

TITLE	TITLE

DATE	DATE

EXHIBIT A

VNOC Service Specification

[REDACTED]

EXHIBIT B

SERVICES FEES

[REDACTED]

EXHIBIT C

INSURANCE REQUIREMENTS

[REDACTED]